
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                                                                                                                         Exhibit 11
------------------------------------------------------------------------------------------------------------------------------------
COMPUTATION OF NET INCOME (LOSS) PER SHARE
------------------------------------------------------------------------------------------------------------------------------------
                                                                                         Quarter Ended
                                                           March 31, 1997                                            March 31, 1996
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Computation of income (loss)
  per common and common
  equivalent share:

 Net income (loss)                                                   $   361,619                                        $  (356,991)
                                                                     ===========                                         ===========
 Average shares outstanding                                           11,054,973                                        $ 9,970,845

 Add shares applicable to stock
  options & warrants (1)                                                 948,008                                                 --

 Add shares  applicable to stock
  options & warrants prior to
  conversion,  using average market
  price prior to conversion (1)                                           11,421                                                 --
                                                                     -----------                                         -----------

  Total Primary Shares                                                12,014,402                                          9,970,845
                                                                     ===========                                         ===========

   Additional dilutive stock options
   using ending market price                                              47,261                                                 --
                                                                       ---------                                         -----------

  Total Fully Dilutive Shares                                         12,061,663                                           9,970,845
                                                                     ===========                                         ===========

  Net income (loss) per common share:
   Primary earnings per share (1)                                    $      0.03                                        $     (0.04)
                                                                     ===========                                         ===========

   Fully Dilutive earnings per share (1)                             $      0.03                                        $     (0.04)
                                                                     ===========                                         ===========

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
(1) Shares applicable to warrants and stock options are included in the calculation only when their impact is dilutive.

(2)      Per share data is shown after the 3-for-1 split.

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